Exhibit 10.3

Summary of Outside Director Compensation Program

Annual Retainers

Director	$50,000	Paid quarterly at beginning of quarter
Chair of Audit Committee	+$20,000	Paid quarterly
Chair of Compensation Committee	+$15,000	Paid quarterly
Chair of Nominating and Governance Committee	+$12,000	Paid quarterly
Non-chair Audit Committee member	+$10,000	Paid quarterly
Non-chair Compensation Committee member	+$7,000	Paid quarterly
Non-chair Nominating and Governance Committee member	+$7,000	Paid quarterly

Note:  All travel expenses paid based on voucher.

STOCK COMPENSATION:	$80,000/year; each grant subject to one year vesting; stock compensation granted in May of year.

Note:  For subsequent new Board members who join Board mid-year, cash and stock compensation is pro-rated.